Exhibit 10.34
Priviledged and Confidential

April 2, 2007
AMENDMENT 2 TO THE
EMPLOYMENT AGREEMENT DATED AUGUST 1, 2003

By and between Siberian Energy Group Inc., a Nevada corporation (the “Company”), and Elena Pochapski (“Employee”) made effective as of April 1, 2007.

WHEREAS the Corporation and the Employee previously signed the Amendment to the Employment Agreement, which stated the temporary annual salary of the Employee;

AND WHEREAS the Corporation and the Employee wish to determine the amount of compensation for the period starting April 1, 2007,

NOW THEREFORE THIS AGREEMENT WITNESSETH, that the Company and the Employee agree as follows:

Point 2.1 of the Amendment to the Employment agreement to be revised and annual salary of the Employee returned to the regular amount as per point 5.1.1 of the Employment Agreement dated August 1, 2003, which is stated as US$75,000.

Monthly salary will be paid in Canadian dollars from the bank account of Siberian Energy Group Inc.(Canada). For convenience of calculation of tax withholdings the exchange rate will be fixed at 1.15CDN/USD until December 31, 2007, at which date Canadian dollar amount will be recalculated to reflect the actual average exchange rate for 2007, but will not be below 1.00 CDN/USD.

All other provisions of the Employment Agreement dated August 1, 2003 and Amendment to the Employment Agreement of August 15, 2005 remain without change.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed the day and year first above written.

EMPLOYEE	COMPANY

/s/ Elena Pochapski	/s/ David Zaikin
Elena Pochapski,	David Zaikin,
Address: 152 Mullen Drive,	Chairman and CEO
Thornhill, ON, L4J 2V3	Siberian Energy Group Inc.